Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces 2008 First Quarter Results

Revenue Increases 30.9%
BRENTWOOD, Tenn., (May 7, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the first quarter ended March 31, 2008.
Highlights for First Quarter 2008
Key Highlights for the first quarter of 2008 compared to the first quarter of 2007 include the following:
•	Revenue increased 30.9%, net income from continuing operations increased 124.7%, and funds provided by operations increased 45.7%.

•	Our acquisition and renovation programs both contributed to revenue growth.

•	Medicare rates increased 11.9% compared to 2007 on a same center basis based on changes in acuity levels of the Company’s patients.

•	Expense management, particularly in operating wages, resulted in a reduction in operating costs as a percentage of revenue on a same center basis of 1% compared to 2007.

•	Net income from continuing operations per diluted common share was $0.50 in 2008 compared to $0.21 in 2007.
Other Highlights for the First Quarter 2008
The Company completed the acquisition of the leasehold interests and operations of seven skilled nursing facilities in Texas (SMSA Acquisition) on August 10, 2007. Effective November 1, 2007, the Company entered into a lease for a skilled nursing facility in Texas. Financial and statistical data reported in this earnings release for these eight facilities (“New Texas Facilities”) include the results of their operations from the date of acquisition in the case of the SMSA Acquisition, and beginning November 1, 2007 for the new leased facility.
Revenues increased to $71.5 million in 2008 from $54.6 million in 2007, an increase of $16.9 million, or 30.9%. Revenues related to the New Texas Facilities were $12.9 million in 2008. Same center patient revenues increased to $58.5 million in 2008 from $54.6 million in 2007, an increase of $3.9 million, or 7.2%. This increase is due primarily to Medicare rate increases, increased Medicaid rates in certain states and increased private pay and managed care rates and utilization, partially offset by the effects of lower Medicare census.

The following table summarizes key revenue and census statistics for the quarterly reporting periods and segregates effects of the New Texas Facilities.

	Three Months Ended
	March 31,
	2008	2007
Skilled nursing occupancy:
Same center	78.3%	78.3%
New Texas Facilities	64.9%	n/a
Total continuing operations	75.1%	78.3%
Medicare census as percent of total:
Same center	13.9%	14.8%
New Texas Facilities	13.3%	n/a
Total continuing operations	13.7%	14.8%
Medicare revenues as percent of total:
Same center	31.9%	32.3%
New Texas Facilities	35.6%	n/a
Total continuing operations	32.5%	32.3%
Medicaid revenues as percent of total:
Same center	54.4%	55.6%
New Texas Facilities	44.2%	n/a
Total continuing operations	52.6%	55.6%
Medicare average rate per day:
Same center	$379.48	$339.21
New Texas Facilities	$394.01	n/a
Total continuing operations	$382.35	$339.21
Medicaid average rate per day:
Same center	$143.75	$137.21
New Texas Facilities	$112.74	n/a
Total continuing operations	$138.02	$137.21
On a same center basis, the Company’s average rate per day for Medicare Part A patients increased 11.9% in 2008 compared to the same period in 2007 as a result of annual inflation adjustments and the acuity levels of Medicare patients in our nursing centers, as indicated by RUG level scores, which were higher in 2008 than in 2007. Our average rate per day for Medicaid patients increased 4.8% in 2008 compared to 2007 as a result of increasing patient acuity levels, certain state increases to offset minimum wage adjustments and other rate increases in certain states.
Operating expense increased to $55.5 million in 2008 from $41.7 million in 2007, an increase of $13.8 million, or 33.0%. Operating expense related to the New Texas Facilities was $11.3 million in 2008. Same center operating expense increased to $44.2 million in 2008 from $41.7 million in 2007, an increase of $2.5 million, or 5.9%. This increase is primarily attributable to cost increases related to wages and benefits and an increase in bad debt expense. On a same center basis, operating expense decreased to 75.5% of revenue in 2008, compared to 76.5% of revenue in 2007.
The largest component of operating expenses is wages, which increased to $32.9 million in 2008 from $24.8 million in 2007, an increase of $8.1 million, or 33.0%. Wages related to the New Texas Facilities were approximately $6.8 million. Same center wages increased approximately $1.4 million, or 5.5%, primarily due to increases in wages as a result of competitive labor markets in most of the areas in which we operate, regular merit and inflationary raises for personnel (increase of approximately 3.7% for the period), and labor costs associated with increases in patient acuity levels. Although overall Medicare census declined, the acuity levels of the Company’s patients, as indicated by RUG level scores, were higher than in 2007, resulting in greater costs to care for these patients.
In addition to increased wages, bad debt expense and employee health insurance costs were higher. Bad debt expense was $0.3 million higher in 2008 compared to 2007 on a same center basis. During 2007, bad debt expense was lower due to better than expected collections experience. Employee health insurance costs were approximately $0.3 million higher in 2008 compared to 2007 on a same center basis. The Company is self insured for the first $150,000 in claims per employee each year. Employee health insurance costs can vary significantly from year to year.
General and administrative expense increased to $4.6 million in 2008 from $4.1 million in 2007, an increase of $0.5 million or 10.0%. As a percentage of revenues, general and administrative expense decreased to 6.4% of revenue in the first quarter of 2008 compared to 7.6% of revenue in the first quarter of 2007. General and administrative expense related to the New Texas Facilities was $0.2 million in 2008. Same center general and administrative expense increased to $4.3 million in 2008 from $4.1 million in 2007, an increase of $0.2 million, or 4.3%. Compensation costs increased by approximately $0.2 million, including normal merit and inflationary increases and new positions added to improve marketing, operating and financial controls. Non-cash stock based compensation expense was approximately $0.1 million higher in 2008. These increases were offset by a decrease in incentive compensation expense of $0.3 million. The remaining increase is due to higher travel costs and professional fees.
Professional liability resulted in a net benefit of $1.0 million in 2008, compared to an expense of $0.4 million in 2007.
Funds provided by operations in 2008 increased to $4.3 million from $2.9 million in 2007. Funds provided by operations is a non-GAAP measurement and a reconciliation of this measurement to net income is included in the financial tables accompanying this press release.
Facility Renovation Update
Eight facilities have been renovated since commencing the facility renovation program in the third quarter of 2005. There are two renovation projects in progress, with expected completion by the third quarter of 2008. We expect to begin renovation on two more facilities in the next six months.
The seven facilities with renovations completed before the beginning of the first quarter of 2008 improved occupancy to 71.9% from 64.6%, and Medicare census as a percentage of total census increased to 14.1% from 12.8%, as compared to the twelve month periods prior to the commencement of renovation for each facility. A table summarizing the occupancy and Medicare census for each of these seven renovated facilities is included in the financial tables accompanying this press release.
West Virginia Facility
As previously announced, the Company entered into an option agreement to purchase certain assets of a skilled nursing facility in West Virginia and made an application to state regulatory authorities to operate the facility and construct a new 90 bed replacement facility. The application was approved in February 2008, subject to rights of appeal by contesting parties. Once final appeals, if any, are resolved, the Company intends to arrange financing and begin construction of the replacement facility.

Share Repurchase
In November 2007, the Company’s Board of Directors authorized the repurchase of up to $2.5 million of its common stock pursuant to a plan under Rule 10b5-1 and in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. During the three months ending March 31, 2008, the Company invested $1.1 million to repurchase 103,600 shares of its common stock, and during the month of April, the Company completed purchases under its plan. Since the inception of the plan in November 2007, the Company has purchased a total of 231,800 shares for $2.5 million.
Professional Liability Settlements
As of March 31, 2008, we were engaged in 26 professional liability lawsuits. Four lawsuits are currently scheduled for trial within the next year and we expect that additional cases will be set for trial during this period. In April 2008, we entered into individual agreements to settle eight professional liability cases for a total of $5.0 million, including $200,000 paid from insurance proceeds. These settlements will be paid in installments from April 2008 through January 2009. The settlement amounts for these claims were fully accrued as of March 31, 2008 and are not expected to result in additional charges in future periods to the Company’s accruals for professional liability costs.
CEO Remarks
William R. Council, III, commented, “The first quarter of 2008 was another eventful and productive period for the Company. We are pleased with our financial performance, which we believe reflects our continued success in generating operating results at our facilities through a combination of census mix and rate increases. I am particularly pleased with the integration of the Texas facilities, demonstrating that the Company can successfully implement our culture and systems to improve the operations of acquired facilities.
“The renovation program continues on schedule with excellent results. We expect to complete two more renovation projects by the third quarter of 2008, and have plans underway for additional projects.”
Conference Call Information
A conference call has been scheduled for Thursday, May 8, 2008 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss first quarter 2008 results.
The conference call information is as follows:

Date:	Thursday, May 8, 2008
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	888-713-4199 (domestic) or 617-213-4861 (international)
Passcode:	96930413
Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:
https://www.theconferencingservice.com/prereg/key.process?key=PAG8VJHHT
A replay of the conference call will be accessible two hours after its completion through May 15, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 46126576.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to integrate the acquired skilled nursing facilities into our business and achieve the anticipated cost savings, our ability to successfully construct and operate the Paris replacement facility, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc .
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$10,289	$11,658
Receivables, net	26,139	26,444
Deferred income taxes	2,746	2,110
Other current assets	3,645	3,993

Total current assets	42,819	44,205
Property and equipment, net	32,561	31,658
Deferred income taxes	16,130	16,568
Note receivable, net	4,880	4,983
Acquired leasehold interest, net	9,414	9,492
Other assets, net	3,257	3,184

TOTAL ASSETS	$109,061	$110,090

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$2,094	$1,942
Trade accounts payable	5,239	6,636
Accrued expenses:
Payroll and employee benefits	10,642	11,360
Current portion of self-insurance reserves	7,161	4,597
Other current liabilities	4,445	3,993

Total current liabilities	29,581	28,528
Noncurrent Liabilities
Long-term debt, less current portion	31,868	32,513
Self-insurance reserves, less current portion	13,499	17,578
Other noncurrent liabilities	9,905	9,137

Total noncurrent liabilities	55,272	59,228
PREFERRED STOCK	9,165	9,590

SHAREHOLDERS’ EQUITY	15,043	12,744

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$109,061	$110,090

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2008	2007
PATIENT REVENUES, NET	$71,466	$54,592

EXPENSES:
Operating	55,536	41,743
Lease	5,704	4,596
Professional liability	(1,043)	423
General and administrative	4,559	4,144
Depreciation and amortization	1,242	909

	65,998	51,815

OPERATING INCOME	5,468	2,777

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	(229)	47
Interest income	160	251
Interest expense	(831)	(816)

	(900)	(518)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,568	2,259
PROVISION FOR INCOME TAXES	(1,467)	(879)

NET INCOME FROM CONTINUING OPERATIONS	3,101	1,380
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS
Operating income (loss), net of taxes of $(7) and $11, respectively	(12)	16
Loss on sale, net of taxes of $0 and $(23), respectively	—	(35)

DISCONTINUED OPERATIONS	(12)	(19)

NET INCOME	3,089	1,361
PREFERRED STOCK DIVIDENDS	(86)	(86)

NET INCOME FOR COMMON STOCK	$3,003	$1,275

NET INCOME PER COMMON SHARE:
Per common share — basic
Continuing operations	$0.52	$0.22
Discontinued operations	—	—

	$0.52	$0.22

Per common share — diluted
Continuing operations	$0.50	$0.21
Discontinued operations	—	—

	$0.50	$0.21

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,754	5,870

Diluted	6,017	6,126

ADVOCAT INC.
SAME CENTER STATEMENTS OF INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES
(Unaudited)
(In thousands)

	For the Three Months
	Ended March 31,
	2008	2007
PATIENT REVENUES, NET	$58,543	$54,592

EXPENSES:
Operating	44,212	41,743
Lease	4,702	4,596
Professional liability	(969)	423
General and administrative	4,321	4,144
Depreciation and amortization	981	909

	53,247	51,815

OPERATING INCOME	5,296	2,777

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	(229)	47
Interest income	160	251
Interest expense	(657)	(816)

	(726)	(518)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$4,570	$2,259

Note:
The table above presents the unaudited statements of income from continuing operations before taxes for the three month periods ended March 31, 2008 and 2007 on a same center basis, excluding the effects of the New Texas Facilities and discontinued operations.

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
NET INCOME	$3,089	$1,361
Income (loss) from discontinued operations	(12)	(19)

Net income from continuing operations	3,101	1,380
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,242	909
Provision for doubtful accounts	556	110
Deferred income tax provision (benefit)	(198)	350
Provision (benefit) for self-insured professional liability, net of cash payments	(1,413)	(472)
Stock-based compensation	178	69
Amortization of deferred balances	129	69
Provision for leases in excess of cash payments	466	583
Other	196	(77)

FUNDS PROVIDED BY OPERATIONS	$4,257	$2,921

Reconciliation of funds provided by operations to cash flow from operating activities:
Funds provided by operations	$4,257	$2,921
Changes in other assets and liabilities affecting operating activities:
Receivables, net	(323)	755
Prepaid expenses and other assets	328	850
Trade accounts payable and accrued expenses	(1,765)	(1,532)

Net cash provided by operating activities of continuing operations	$2,497	$2,994

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
MARCH 31, 2008
(Unaudited)

			For the Three Months Ended March 31, 2008
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing				2008	Board	Board
	As of		Weighted	Occupancy			Q1	Revenue	Revenue
	March 31, 2008		Average	(Note 1)			Revenue	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	2008	2008
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 2)	(Note 3)	(Note 3)
Alabama	711	701	580	81.5%	82.7%	13.1%	$10.4	$385.54	$153.72
Arkansas	1,311	1,163	885	67.5%	76.1%	15.9%	14.1	353.77	135.88
Florida	502	462	421	83.9%	91.2%	10.2%	7.3	396.56	152.83
Kentucky (Note 4)	775	742	680	87.7%	91.6%	11.7%	12.9	400.86	166.56
Tennessee	617	586	504	81.7%	86.0%	17.8%	8.5	385.12	129.97
Texas	1,857	1,644	1,266	68.2%	77.0%	13.2%	18.0	391.28	110.98

Total	5,773	5,298	4,336	75.1%	81.8%	13.7%	$71.2	$382.35	$138.02

Note 1:
The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 2:	Total revenue for regions excludes approximately $0.3 million of ancillary services and other revenue for the three month period ended March 31, 2008.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
MARCH 31, 2008
(Unaudited)

	Occupancy(1)		Medicare Census(3)
	Q1	LTM(2)	Q1	LTM(2)
Renovation — Completion Date	2008	Prior	2008	Prior
1st renovation — January 2006	84.0%	64.9%	13.8%	12.3%
2nd renovation — July 2006	79.9%	71.2%	15.3%	11.9%
3rd renovation — August 2006	61.7%	45.1%	13.6%	11.1%
4th renovation — October 2006	77.7%	71.9%	13.4%	11.4%
5th renovation — February 2007	63.3%	56.2%	16.3%	11.1%
6th renovation — April 2007	51.0%	47.5%	11.9%	19.5%
7th renovation — July 2007	82.7%	85.0%	13.8%	12.0%

Total	71.9%	64.6%	14.1%	12.8%

(1) Occupancy based on licensed beds.

(2) Last Twelve Months prior to commencement of construction.

(3) Medicare census measured as a percent of total census
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